Godfrey & Kahn, S.C.
                   Attorneys at Law
                780 North Water Street
              Milwaukee, Wisconsin  53202
              Telephone:  (414)  273-3500


                   October 21, 1999


Bearguard Funds, Inc.
985 University Avenue, Suite 26
Los Gatos, California  95032

Gentlemen:

     We have acted as your counsel in connection with the preparation of a Registration Statement on Form N-
1A (Registration Nos. 333-76293 and 811-9291) (the
"Registration Statement") relating to the sale by you of up to that number of shares (the "Shares") of common stock, $0.01 par value, of the Investor and Institutional classes of Bearguard Fund, a series of Bearguard Funds, Inc. (the "Fund"), as now or hereafter authorized pursuant to the Fund's Amended Articles of Incorporation, as may be amended from time to time, and in the manner set forth in the Fund's Registration
Statement (and the Prospectus included therein).

     We have examined: (a) the Registration Statement
(and the Prospectus included therein), (b) the Fund's
Amended Articles of Incorporation and By-Laws, (c) certain resolutions of the Fund's Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                   Very truly yours,

                                   /s/ Godfrey & Kahn, S.C.

                                   GODFREY & KAHN, S.C.